As filed with the Securities and Exchange Commission on September 17, 2019

Registration No. 333-220646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 5

to

FORM S-11

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

10 Terrace Road

Ladera Ranch, California  92694

(877) 327-3485

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

James L. Berg

Secretary

Strategic Student & Senior Housing Trust, Inc.

10 Terrace Road

Ladera Ranch, California  92694

(877) 327-3485

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Michael K. Rafter, Esq.

Erin Reeves McGinnis, Esq.

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW

Suite 1700

Atlanta, Georgia  30363

(404) 322-6000

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒ Registration No. 333-220646

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to the Registration Statement (Registration No. 333-220646) of Strategic Student & Senior Housing Trust, Inc. (the “Registrant”) is filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, solely to file an exhibit on Form S-11 not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits

(b)  Exhibits:

Exhibit

     No.   Description

3.1

Second Articles of Amendment to Second Articles of Amendment and Restatement of Strategic Student & Senior Housing Trust, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 14, 2019, Commission File No. 333-220646

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ladera Ranch, State of California, on the 17th day of September, 2019.

Strategic Student & Senior Housing Trust, Inc.

By: /s/ Michael O. Terjung
Michael O. Terjung Chief Financial Officer and Treasurer

 Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ H. Michael Schwartz H. Michael Schwartz*	Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2019

/s/ Michael O. Terjung Michael O. Terjung	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 17, 2019

/s/ Stephen G. Muzzy Stephen G. Muzzy*	Independent Director	September 17, 2019

/s/ Brent Chappell Brent Chappell*	Independent Director	September 17, 2019

*By: Michael O. Terjung, as Attorney in Fact, pursuant to the Power of Attorney dated March 27, 2018 and filed on March 29, 2018.

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